UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

November 17, 2003
Date of Report (Date of Earliest Event Reported)

Gevity HR, Inc.
(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	0-22701 (Commission File Number)	65-0735612 (IRS Employer Identification No.)

600 301 Boulevard West
Suite 202
Bradenton, Florida 34205
(Address of Principal Executive Offices and Zip Code)

(941) 748-4540
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Item 2. Acquisition or Disposition of Assets

        On November 17, 2003, Gevity HR, Inc. (the “Company”) acquired the human resources outsourcing client portfolio of TeamStaff Inc., a New Jersey corporation (“TeamStaff”) from TeamStaff and its wholly-owned subsidiaries, together with certain other assets. The transaction was accomplished by an assignment by TeamStaff and its subsidiaries to the Company of all of its client service agreements, which cover approximately 1,500 clients, which have in the aggregate approximately 16,000 worksite employees. The other assets acquired consisted primarily of a proprietary benefits reconciliation software program and leases of certain office space occupied by TeamStaff. In addition, approximately 70 internal employees of TeamStaff, who work in the sales and information technology areas, became employees of the Company.

        The purchase price for the acquired assets was $9.5 million, which the Company paid in cash from its internal funds. Of this amount, $2.5 million is being held in an escrow account and will be distributed based upon the retention of clients acquired by the Company from TeamStaff and new clients obtained by former sales personnel of TeamStaff. If approximately 90 days after closing, the annualized administrative fees paid by clients acquired from TeamStaff plus the annualized administrative fees payable by new clients originated by former TeamStaff sales personnel subsequent to the closing are less than the annualized administrative fees payable on the closing date by clients whose client service agreements were assigned to the Company at closing, the amount of such difference will be paid from the escrow to the Company and the balance will be paid to TeamStaff.

        On November 17, 2003, the Company and TeamStaff issued a joint press release announcing the acquisition of the HR outsourcing portfolio by the Company from TeamStaff.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2003
GEVITY HR, INC.
By: /s/ Gregory M. Nichols
Name: Gregory M. Nichols Title: Senior Vice President